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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Partners of
    AMERICAN REAL ESTATE PARTNERS, L.P.


We have issued our reports dated March 10, 2006, except for Note 8, as to which the date is March 29, 2006, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of American Real Estate Partners, L.P. and Subsidiaries on Form 10-K and as amended on Form 10K/A for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."


                                        /s/ GRANT THORNTON LLP


New York, New York
April 17, 2006